ProPetro Reports Financial Results for the Fourth Quarter and Full Year of 2025 MIDLAND, Texas, February 18, 2026, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the fourth quarter and full year of 2025. Full Year 2025 Results and Highlights • Total revenue was $1.3 billion. • Net income was $1 million ($0.01 income per diluted share). • Adjusted EBITDA(1) was $208 million. • Capital expenditures paid were $186 million and capital expenditures incurred were $281 million. • Net cash provided by operating activities and net cash used in investing activities were $232 million and $150 million, respectively. • Free Cash Flow for Completions Business(2) was $190 million. Fourth Quarter 2025 Results and Highlights • Revenue was $290 million compared to $294 million for the prior quarter. • Net income was $1 million, or $0.01 per diluted share, compared to net loss of $2 million, or $0.02 per diluted share, for the prior quarter. • Adjusted EBITDA(1) of $51 million was 18% of revenue and a $16 million increase from the prior quarter. • Capital expenditures paid were $64 million and capital expenditures incurred were $71 million. • Free Cash Flow for Completions Business(2) was $98 million. Recent PROPWR℠ Highlights • As previously announced, increased equipment orders to 550 megawatts, with all units expected to be delivered by year-end 2027 and anticipate at least 750 megawatts delivered by year-end 2028 and one gigawatt or more by year-end 2030. • Expanded total committed capacity to approximately 240 megawatts, with expectations to continue to grow that number in 2026. • Actively negotiating additional contracts amid accelerating demand for reliable, low-emission power solutions. • Completed a successful underwritten public offering, ("equity offering"), raising approximately $163 million of net proceeds for general corporate purposes and to support growth initiatives within PROPWR. • Expanded financing agreement with Caterpillar Financial Services Corporation, which increased our borrowing capacity to approximately $157 million. • Secured a $350 million lease financing facility with Stonebriar Commercial Finance, LLC, designed to provide flexible, on-demand funding to help accelerate and scale PROPWR projects as our business grows. (1) Adjusted EBITDA is a non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.” 1 EXHIBIT 99.1

(2) Free Cash Flow for Completions Business is a non-GAAP financial measure and is described and reconciled to net cash from operating activities in the table under “Non-GAAP Financial Measures." Management Comments Sam Sledge, Chief Executive Officer, commented, "ProPetro’s fourth quarter and full-year performance demonstrates the strength and resilience of our industrialized model, delivering strong results despite challenging market conditions. Our legacy completions business continues to generate meaningful free cash flow, fueling ongoing investments in PROPWR. Meanwhile, our disciplined approach to cost and fleet management drove notable margin improvements in the fourth quarter. Market uncertainty remains, driven by a slowdown in completions activity in the Permian Basin, compounded by tariff impacts and OPEC+ production increases throughout 2025. Despite these headwinds, our resilient completions business and expanding PROPWR platform provide ProPetro with a strong foundation to navigate and withstand ongoing market turbulence." Sledge concluded, "Looking ahead, our experienced team’s commitment to disciplined cost management, our partnerships with first-class customers, and ProPetro’s strong balance sheet position us for continued success. As demand for reliable, low-emission power solutions accelerates, we are well-equipped to capitalize on emerging opportunities and deliver sustainable value for all stakeholders." Caleb Weatherl, Chief Financial Officer, commented, "ProPetro delivered strong fourth quarter results by focusing on maximizing returns across our completions business lines. Our healthy balance sheet, cash, and liquidity position, currently driven by our cash generating completions business, enables us to reinvest substantial resources into PROPWR’s ongoing expansion, which continued this quarter through new contracts and additional equipment orders. We remain committed to PROPWR’s long-term growth and, in January, completed an equity offering that reduces our near-term reliance on debt and enhances our financial flexibility." Fourth Quarter 2025 Financial Summary Revenue was $290 million, compared to $294 million for the third quarter of 2025. The decrease in revenue was primarily due to reduced hydraulic fracturing activity during the holiday period; however, the holiday impact was less pronounced than in previous years. Cost of services, excluding depreciation and amortization of approximately $41 million, decreased to $215 million from $237 million during the third quarter of 2025. The reduction reflects the Company's prudent cost management efforts during the quarter, as it further rationalized its cost structure in response to fleet reductions that occurred in the third quarter. General and administrative ("G&A") expense was $29 million. G&A expense excluding non-recurring and non-cash items (stock-based compensation, business acquisition contingent consideration adjustments, retention bonuses and severance expenses) was $24 million, or 8% of revenue, compared to $22 million for the third quarter of 2025. Net income totaled $1 million, or $0.01 per diluted share, compared to net loss of $2 million, or $0.02 per diluted share, for the third quarter of 2025. Adjusted EBITDA increased to $51 million from $35 million for the third quarter of 2025. The increase in Adjusted EBITDA was primarily attributable to the Company's effective cost management and rationalization during the quarter. 2 EXHIBIT 99.1

Net cash provided by operating activities was $81 million as compared to $42 million for the third quarter of 2025. Liquidity and Capital Spending As of December 31, 2025, cash and cash equivalents were $91 million, borrowings under the ABL Credit Facility were $45 million and borrowings under the financing agreement with Caterpillar Financial Services Corporation were $78 million. Total liquidity at the end of the fourth quarter of 2025 was $205 million, which included cash and cash equivalents and $114 million of available borrowing capacity under the ABL Credit Facility. Notably, as of January 31, 2026, cash and cash equivalents were $236 million, borrowings under the ABL Credit Facility were $45 million and borrowings under the financing agreement with Caterpillar Financial Services Corporation were $87 million. Total liquidity as of January 31, 2026 was $325 million, which included cash and cash equivalents and $89 million of available borrowing capacity under the ABL Credit Facility. The increase from year end is primarily due to the approximately $163 million in net proceeds the Company received through the equity offering completed in January. During the fourth quarter of 2025, capital expenditures paid were $64 million and capital expenditures incurred were $71 million, including approximately $12 million primarily supporting maintenance in the Company's completions business and approximately $59 million supporting its PROPWR orders. During the quarter, some of the PROPWR spending was accelerated, as supply chain partners have consistently delivered equipment efficiently and on time or ahead of schedule. Notably, the difference between incurred and paid capital expenditures is primarily comprised of PROPWR-related capital expenditures that have been financed and paid directly by the financing partner and unpaid capital expenditures included in accounts payable and accrued liabilities. Net cash used in investing activities as shown on the statement of cash flows during the fourth quarter of 2025 was $39 million, which included capital expenditures paid of $64 million, offset by $14 million in proceeds from certain asset sales and $11 million in proceeds from the note receivable from the sale of our Vernal, Utah cementing operation that occurred in the fourth quarter of 2024. PROPWR Update Mr. Sledge commented, “2025 was an exciting year for PROPWR where we made significant progress as we capitalized on robust customer demand to not only launch the business, but to bring our total committed capacity to now approximately 240 megawatts and deploy our first assets to the field. This contracted total includes recent contract wins supporting production operations for Permian E&P customers, secured since our update in December. Additionally, as announced in December, we placed orders for an additional 190 megawatts of equipment, increasing our total delivered or on-order capacity to approximately 550 megawatts. With this order, PROPWR’s equipment portfolio is split approximately 70% and 30% between high-efficiency natural gas reciprocating engine generators and low emissions modular turbines, respectively. PROPWR anticipates all units will be delivered by year-end 2027, with contracts expected to be secured ahead of delivery. PROPWR’s total cost per megawatt for the approximately 550 megawatts ordered to date averages approximately $1.1 million, including balance of plant. We are confident in the business’s future growth capabilities and expect to secure additional contracts throughout 2026 due to our flexible asset base, ability to rapidly respond to evolving customer demands, and quality execution. Furthermore, we would like to reaffirm our five-year growth outlook for PROPWR, as communicated last quarter. We are positioned to deliver at least 750 megawatts by year-end 2028 and one gigawatt or more by year-end 2030. Our standing in the supply chain not only enables us to meet these milestones, but also provides us the ability to scale beyond these targets if the right opportunities present themselves. Moreover, we are seeing a growing number of inquiries from potential data center and industrial clients. Over time, we anticipate these opportunities will occupy a higher share of our 3 EXHIBIT 99.1 overall capacity, driven by both their larger load needs and longer-term strategic commitments. These evolving market dynamics, coupled with our strategic partnerships and operational excellence, uniquely position us to capitalize on large-scale, long-term demand and drive sustained value for our clients and stakeholders. These growth targets reflect the significant opportunity we see in the market for reliable, low-emission power generation solutions. PROPWR’s momentum is tangible and we’re excited to continue our efforts to expand our reach and drive long-term growth. As we continue to deploy capital to grow PROPWR, we remain committed to maintaining financial flexibility and a strong balance sheet. This commitment is supported by our cash-generating businesses, our recently expanded financing agreement with Caterpillar Financial Services Corporation, now totaling approximately $157 million, our previously announced $350 million lease financing facility, and the recent equity offering, which provided the Company with approximately $163 million in cash, net of fees.” Guidance The Company anticipates full-year 2026 capital expenditures to be between $390 million and $435 million. Of this amount, the Completions business is expected to account for approximately $140 million to $160 million, including approximately $40 million to $50 million related to lease buyouts for a portion of the Company’s FORCE® electric fleet portfolio. As a reminder, the five FORCE® electric fleet leases were secured with an initial three-year term and include options to either buy out or extend the leases at the end of that period. The intent behind these leases was to defer upfront capital expenditures while securing the equipment at an attractive cost of capital, supported by the contracted earnings from the FORCE® electric fleets. This strategy proved successful, enabling the Company to rapidly transform its fleet and still generate accretive cash flow. The upcoming lease buyouts reflect the completion of a deliberate and strategic capital allocation decision. By exercising these options, the Company will take full ownership of the FORCE® fleets. Each buyout will immediately reduce the Company's lease expense, currently reflected in operating expenses, and strengthen its commercial flexibility. The Company expects to buy out all five fleets, with buyouts anticipated to begin in late 2026 and through 2028. The Completions business guidance range also includes capital reserved for refurbishing a portion of the existing Tier IV DGB fleet, investments in fleet automation technology, as well as measured investments in direct drive gas frac units. These direct drive gas frac units are highly complementary to the current frac asset base, and their integration is anticipated to partially offset future capital requirements for investments and refurbishments in the Company's conventional frac fleet. Additionally, the Company expects to incur approximately $250 million to $275 million in 2026 for its PROPWR business. This range allows for additional equipment orders and associated down payments. The outlook is based on the current 550 megawatts of PROPWR equipment on order, as well as plans to reach at least 750 megawatts delivered by year-end 2028. While these PROPWR capital expenditure estimates reflect the total cost of the equipment, they do not account for the impact of financing arrangements, which are expected to reduce near-term actual cash outflows or cash capex required from the Company. Although near-term opportunities to add additional fleets remain limited, the Company expects to operate 11 active frac fleets in the first quarter. Winter weather disruptions were significant in January, leading to substantial utilization impacts during the last week of January which we expect to have a meaningful impact to first quarter profitability. Pertaining to PROPWR, in the first half of 2026, the Company’s primary focus will be on the successful deployment and scaling of PROPWR assets across our existing contracted customer base. By emphasizing robust implementation and actively de-risking deployments during this period, the Company is positioning PROPWR for long-term growth. This strategic approach is expected to establish a strong operational foundation, enabling PROPWR to begin delivering positive and increasingly meaningful earnings in the second half of 2026, in alignment with the Company’s growth objectives. 4 EXHIBIT 99.1

Outlook Mr. Sledge concluded, “ProPetro’s commitment to investing in next-generation technologies and assets, combined with industry-leading efficiency, positions the Company to capitalize on opportunities arising from challenging market cycles, which often lead to attrition among smaller and less-disciplined competitors unable to sustain prolonged downturns. This market rationalization is expected to provide structural benefits for well-capitalized, next-generation operators like ProPetro. As market conditions strengthen over time and supply-side dynamics realign with completions demand, ProPetro remains well positioned, supported by a healthy balance sheet, strong completions free cash flow, and a clear growth engine in PROPWR. The Company will continue to focus on quality execution at PROPWR, establishing a solid operational foundation to deliver meaningful earnings over time, while leveraging its portfolio of next-generation assets, first-class customers, and talented team to deliver ongoing value to customers and stakeholders." Conference Call Information The Company will host a conference call at 8:00 AM Central Time on February 18, 2026, to discuss financial and operating results for the fourth quarter of 2025. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 800-715-9871 and international callers may dial 1-646-307-1963. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-800-770-2030 for U.S. and Canada callers, as well as 1-609-800-9909 for international callers. The access code for the replay is 1884540. The Company has also posted the scripted remarks on its website. About ProPetro ProPetro Holding Corp. is a Midland, Texas based provider of premium completion services to upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. Through its PROPWR division, ProPetro also delivers reliable, adaptable power services through a modern, standardized fleet of gas-to-power solutions, serving oil and gas, data center, and industrial customers in the United States. ProPetro and PROPWR help bring reliable energy to the world, enabling operational excellence and energy reliability for their customers. For more information visit www.propetroservices.com. Forward-Looking Statements Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” "confident," “plan,” “project,” “budget,” "design," “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “should,” "continue," and other expressions that are predictions of, or indicate, future events and trends or that do not relate to historical matters generally identify forward-looking statements. Our forward-looking statements include, among other matters, statements about the supply of and demand for hydrocarbons, industry trends and activity levels, our business strategy, projected financial results and future financial performance, the ability to obtain capital on attractive terms, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures, the impact of such expenditures on our performance and capital programs, our fleet conversion strategy, our share repurchase program, and the anticipated growth prospects of PROPWR, including the demand for its services, types of customers and the ability to secure long-term contracts, the ability to obtain financing on attractive terms, the ability to procure additional equipment, timely receipt of 5 EXHIBIT 99.1 such equipment and successful deployment and anticipated benefits of the PROPWR business line, including its expected financial contribution to our results of operations. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward- looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, changes in the supply of and demand for power generation, the risks associated with the establishment of a new service line, including delays, lack of customer acceptance and cost overruns, the global macroeconomic uncertainty related to the conflict in the Middle East region, the Russia-Ukraine war, and recent events in Venezuela, general economic conditions, including the impact of continued inflation, central bank policy actions, the risk of a global recession, U.S. and global trade policy, including the imposition of tariffs and retaliatory measures, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law. Investor Contacts: Matt Augustine Vice President, Finance and Investor Relations matt.augustine@propetroservices.com 432-219-7620 6 EXHIBIT 99.1

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Years Ended	
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
REVENUE - Service revenue	$ 289,675	$ 293,916	$ 320,554	$ 1,269,158	$ 1,444,286
COSTS AND EXPENSES:					
Cost of services (exclusive of depreciation and amortization)	214,646	236,500	243,473	968,175	1,065,514
General and administrative expenses (inclusive of stock-based compensation)	28,940	22,496	28,631	107,558	114,323
Depreciation and amortization	41,246	41,660	48,409	174,896	224,109
Property and equipment impairment expense	—	—	—	—	188,601
Goodwill impairment expense	—	—	23,624	—	23,624
(Gain) loss on disposal of assets and businesses, net	(1,239)	(674)	(5,136)	12,179	(4,925)
Total costs and expenses	283,593	299,982	339,001	1,262,808	1,611,246
OPERATING INCOME (LOSS)	6,082	(6,066)	(18,447)	6,350	(166,960)
OTHER INCOME (EXPENSE):					
Interest expense	(2,587)	(2,110)	(1,882)	(8,238)	(7,815)
Other income (expense), net	1,464	5,107	(76)	9,709	5,531
Total other income (expense), net	(1,123)	2,997	(1,958)	1,471	(2,284)
INCOME (LOSS) BEFORE INCOME TAXES	4,959	(3,069)	(20,405)	7,821	(169,244)
INCOME TAX (EXPENSE) BENEFIT	(4,217)	704	3,343	(6,997)	31,385
NET INCOME (LOSS)	$ 742	$ (2,365)	$ (17,062)	$ 824	$ (137,859)
NET INCOME (LOSS) PER COMMON SHARE:					
Basic	$ 0.01	$ (0.02)	$ (0.17)	$ 0.01	$ (1.31)
Diluted	$ 0.01	$ (0.02)	$ (0.17)	$ 0.01	$ (1.31)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:					
Basic	104,147	103,974	102,953	103,838	105,469
Diluted	106,381	103,974	102,953	105,398	105,469

NOTE: The write-offs of remaining book value of prematurely failed power ends and other components are recorded as depreciation in 2025. In order to conform to current period presentation, we have reclassified the corresponding amounts of $0.7 million *and $12.4 million from loss on disposal of assets to depreciation for the three months and the year ended December 31, 2024, respectively. There is no impact to net loss due to this reclassification.*

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) December 31, 2025 December 31, 2024 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 91,334 $ 50,443 Accounts receivable - net of allowance for credit losses of $0 and $0, respectively 200,753 195,994 Inventories 13,323 16,162 Prepaid expenses 19,896 17,719 Short-term investment — 7,849 Other current assets 1,398 4,054 Total current assets 326,704 292,221 PROPERTY AND EQUIPMENT - net of accumulated depreciation 793,475 688,225 OPERATING LEASE RIGHT-OF-USE ASSETS 99,787 132,294 FINANCE LEASE RIGHT-OF-USE ASSETS 10,637 30,713 OTHER NONCURRENT ASSETS: Goodwill 920 920 Intangible assets - net of amortization 55,476 64,905 Other noncurrent assets 3,891 14,367 Total other noncurrent assets 60,287 80,192 TOTAL ASSETS $ 1,290,890 $ 1,223,645 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 115,009 $ 92,963 Accrued and other current liabilities 65,981 70,923 Interim debt - net of debt issuance costs 2,113 — Current maturities of long-term debt - net of debt issuance costs 13,844 — Operating lease liabilities 43,572 39,063 Finance lease liabilities 12,442 19,317 Total current liabilities 252,961 222,266 DEFERRED INCOME TAXES 63,433 59,770 LONG-TERM DEBT - net of debt issuance costs and current maturities 105,613 45,000 NONCURRENT OPERATING LEASE LIABILITIES 35,641 58,849 NONCURRENT FINANCE LEASE LIABILITIES — 13,187 OTHER LONG-TERM LIABILITIES 3,400 8,300 Total liabilities 461,048 407,372 COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY: Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively — — Common stock, $0.001 par value, 200,000,000 shares authorized, 104,310,266 and 102,994,958 shares issued and outstanding, respectively 104 103 Additional paid-in capital 897,739 884,995 Accumulated deficit (68,001) (68,825) Total shareholders’ equity 829,842 816,273 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 1,290,890 $ 1,223,645 EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Years Ended December 31, 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ 824 $ (137,859) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 174,896 224,109 Property and equipment impairment expense — 188,601 Goodwill impairment expense — 23,624 Deferred income tax expense (benefit) 3,663 (33,336) Amortization of deferred financing origination and debt issuance costs 504 438 Stock-based compensation 16,946 17,288 Loss (gain) on disposal of assets and businesses, net 12,179 (4,925) Unrealized gain on short-term investment (2,355) (105) Business acquisition contingent consideration adjustments (4,900) (2,600) Changes in operating assets and liabilities: Accounts receivable (4,759) 51,498 Other current assets 913 (2,301) Inventories 2,840 1,543 Prepaid expenses (2,177) 1,327 Accounts payable 9,573 (64,501) Accrued and other current liabilities 23,460 (10,506) Net cash provided by operating activities 231,607 252,295 CASH FLOWS FROM INVESTING ACTIVITIES: (1) Capital expenditures (186,316) (140,297) Business acquisitions, net of cash acquired — (21,038) Proceeds from sale of assets 23,505 6,236 Proceeds from note receivable from sale of business 13,000 — Net cash used in investing activities (149,811) (155,099) CASH FLOWS FROM FINANCING ACTIVITIES: (1) Payments of finance lease obligations (18,513) (17,676) Repayments of equipment financing term loans (3,571) — Repayments of insurance financing (4,510) (970) Payment of financing origination and debt issuance costs (2,807) — Payment of business acquisition deferred cash consideration (6,773) — Tax withholdings paid for net settlement of equity awards (4,200) (1,909) Share repurchases — (59,108) Payment of excise taxes on share repurchases (531) (444) Net cash used in financing activities (40,905) (80,107) NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS 40,891 17,089 CASH AND CASH EQUIVALENTS — Beginning of year 50,443 33,354 CASH AND CASH EQUIVALENTS — End of year $ 91,334 $ 50,443 (1) For the year ended December 31, 2025, cash flows from investing activities exclude capital expenditures related to certain financed equipment purchases and cash flows from financing activities exclude corresponding issuances of loans since the lender is an affiliate of the equipment manufacturer. These activities are presented as non-cash investing and financing activities. EXHIBIT 99.1

EXHIBIT 99.1

Reconciliation of Capital Expenditures Paid to Capital Expenditures Incurred

	Three Months Ended		Year Ended	
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Capital expenditures paid (1)	$ 64,232	$ 44,040	$ 186,316	$ 140,297
Less: Capital expenditures included in accounts payable and accrued liabilities - beginning of period	(50,509)	(29,136)	(14,695)	(21,604)
Add: Capital expenditures included in accounts payable and accrued liabilities - end of period	28,095	50,509	28,095	14,695
Add: Capital expenditures related to financed equipment purchases	29,280	32,940	81,130	—
Add: Capital expenditures financed by operating lease landlord	—	—	350	—
Capital expenditures incurred (1)	$ 71,098	$ 98,353	$ 281,196	$ 133,388

(1) This table reconciles cash basis capital expenditures reported in the condensed consolidated statements of cash flows to accrual basis capital expenditures reported in the reportable segment information section below.

Reportable Segment Information

	Three Months Ended December 31, 2025					
(in thousands)	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 203,880	$ 55,425	$ 29,553	$ 1,381	$ (564)	$ 289,675
Adjusted EBITDA	$ 52,850	$ 12,343	$ 3,703	$ (4,492)	$ (13,418)	$ 50,986
Depreciation and amortization	$ 33,210	$ 5,460	$ 2,074	$ 489	$ 13	$ 41,246
Operating lease expense on FORCE® fleets (1)	$ 16,610	$ —	$ —	$ —	$ —	$ 16,610
Capital expenditures incurred	$ 10,139	$ 1,644	$ 607	$ 58,708	$ —	$ 71,098

	Three Months Ended September 30, 2025					
(in thousands)	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 210,190	$ 52,172	$ 31,637	$ 157	$ (240)	$ 293,916
Adjusted EBITDA	$ 35,393	$ 10,892	$ 5,591	$ (4,147)	$ (12,565)	$ 35,164
Depreciation and amortization	$ 33,640	$ 5,774	$ 2,064	$ 167	$ 15	$ 41,660
Operating lease expense on FORCE® fleets (1)	$ 14,863	$ —	$ —	$ —	$ —	$ 14,863
Capital expenditures incurred	$ 17,608	$ 1,763	$ 231	$ 78,751	$ —	$ 98,353

	Year Ended December 31, 2025					
(in thousands)	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 929,210	$ 209,034	$ 130,266	$ 1,538	$ (890)	$ 1,269,158
Adjusted EBITDA	$ 208,566	$ 41,563	$ 22,011	$ (11,580)	$ (52,117)	$ 208,443
Depreciation and amortization	$ 143,785	$ 22,269	$ 8,098	$ 673	$ 71	$ 174,896
Operating lease expense on FORCE® fleets (1)	$ 61,274	$ —	$ —	$ —	$ —	$ 61,274
Capital expenditures incurred	$ 69,149	$ 7,922	$ 5,752	$ 198,373	$ —	$ 281,196

EXHIBIT 99.1

(in thousands)	Year Ended December 31, 2024 Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 1,092,000	$ 203,182	$ 149,411	$ —	$ (307)	$ 1,444,286
Adjusted EBITDA	$ 270,505	$ 43,857	$ 26,539	$ (370)	$ (57,288)	$ 283,243
Depreciation and amortization (2)	$ 194,557	$ 20,633	$ 8,819	$ —	$ 100	$ 224,109
Property and equipment impairment expense (3)	$ 188,601	$ —	$ —	$ —	$ —	$ 188,601
Goodwill impairment expense (4)	$ —	$ 23,624	$ —	$ —	$ —	$ 23,624
Operating lease expense on FORCE® fleets (1)	$ 47,141	$ —	$ —	$ —	$ —	$ 47,141
Capital expenditures incurred	$ 116,257	$ 7,713	$ 9,376	$ —	$ 42	$ 133,388

(1) *Represents lease costs related to operating leases on our FORCE® electric-powered hydraulic fracturing fleets. This cost is recorded within cost of services in our consolidated statements of operations.*

(2) *The write-offs of remaining book value of prematurely failed power ends and other components are recorded as depreciation in 2025. In order to conform to current period presentation, we have reclassified the corresponding amounts of $12.4 million from loss on disposal of assets to depreciation for the year ended December 31, 2024.*

(3) *Represents noncash property and equipment impairment expense on our conventional Tier II diesel-only hydraulic fracturing pumps and associated conventional assets ("Tier II Units").*

(4) *Represents noncash impairment of goodwill in our wireline operating segment.*

Non-GAAP Financial Measures

Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss) plus (i) interest expense, (ii) income tax expense (benefit) and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA plus (i) loss (gain) on disposal of assets and businesses, (ii) stock-based compensation, (iii) business acquisition contingent consideration adjustments, (iv) other expense (income), (v) other unusual or nonrecurring (income) expenses such as impairment expenses, costs related to asset acquisitions, insurance recoveries, one-time professional fees and legal settlements and (vi) retention bonus and severance expense. We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities. We define Free Cash Flow for Completions Business as net cash provided by operating activities less net cash used in investing activities plus net cash used in operating activities for PROPWR plus net cash used in investing activities for PROPWR.

We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash from operating activities is the GAAP measure most directly comparable to Free Cash Flow and Free Cash Flow for Completions Business. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA, Free Cash Flow or Free Cash Flow for Completions Business in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

EXHIBIT 99.1

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Year Ended	
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net income (loss)	$ 742	$ (2,365)	$ 824	$ (137,859)
Depreciation and amortization [(1)]	41,246	41,660	174,896	224,109
Property and equipment impairment expense [(2)]	—	—	—	188,601
Goodwill impairment expense [(3)]	—	—	—	23,624
Interest expense	2,587	2,110	8,238	7,815
Income tax expense (benefit)	4,217	(704)	6,997	(31,385)
(Gain) loss on disposal of assets and businesses, net [(1)]	(1,239)	(674)	12,179	(4,925)
Stock-based compensation	4,251	4,625	16,946	17,288
Business acquisition contingent consideration adjustments	100	(4,600)	(4,900)	(2,600)
Other income, net [(4)]	(1,464)	(5,107)	(9,709)	(5,531)
Other general and administrative expense, net [(5)]	155	19	339	1,782
Retention bonus and severance expense	391	200	2,633	2,324
Adjusted EBITDA	$ 50,986	$ 35,164	$ 208,443	$ 283,243

(1) The write-offs of remaining book value of prematurely failed power ends and other components are recorded as depreciation in 2025. In order to conform to current period presentation, we have reclassified the corresponding amounts of $12.4 million from loss on disposal of assets to depreciation for the year ended December 31, 2024.

(2) Represents the noncash impairment expense of our conventional Tier II Units.

(3) Represents the noncash impairment expense of goodwill in our wireline operating segment.

(4) Other income for the three months ended December 31, 2025 is primarily comprised of direct payment tax refunds (net of advisory fees) totaling $1.1 million and interest income from note receivable from sale of $0.3 million and $0.1 million of other income. Other income for the three months ended September 30, 2025 is primarily comprised of a $2.0 million unrealized gain on short-term investment, tax refunds (net of advisory fees) totaling $1.9 million, insurance reimbursements of $0.8 million and other income of $0.4 million. Other income for the year ended December 31, 2025 is primarily comprised of direct payment tax refunds and well service tax refunds (net of advisory fees) totaling $3.3 million, a $2.4 million unrealized gain on short-term investment, interest income from note receivable from sale of business of $1.2 million, adjustments to workers' compensation and general liability insurance premiums of $1.0 million, insurance reimbursements of $0.8 million and $1.0 million of other income. Other income for the year ended December 31, 2024 is primarily comprised of tax refunds (net of advisory fees) totaling $5.0 million and insurance reimbursements of $2.0 million, partially offset by a $2.0 million loss to a customer related to an accidental cementing job failure.

(5) Other general and administrative expense for the year ended December 31, 2024 primarily relates to nonrecurring professional fees paid to external consultants in connection with our business acquisitions.

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Free Cash Flow for Completions Business

	Three Months Ended		Year Ended	
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net Cash provided by Operating Activities	$ 81,044	$ 41,660	$ 231,607	$ 252,295
Net Cash used in Investing Activities	(38,786)	(42,501)	(149,811)	(155,099)
Free Cash Flow	42,258	(841)	81,796	97,196
Net Cash used in Operating Activities - PROPWR business	3,032	3,799	9,038	370
Net Cash used in Investing Activities - PROPWR business	52,797	22,247	99,345	—
Free Cash Flow for Completions Business	$ 98,087	$ 25,205	$ 190,179	$ 97,566